Exhibit 99.28

             Hydromer, Inc. Enters into a 4.5 Year Coating
                          Services Agreement


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Aug. 21, 2007--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSE), announces that it has entered into a
4.5 year Coating Services Agreement with a highly innovative USA based medical device company serving the needs of interventional cardiologists and radiologists in the United States and internationally.

    Under terms of this agreement, Hydromer has agreed to apply its proprietary and patented Hydromer(R) hydrophilic coatings on various blood clot extraction and vascular access catheters under strict FDA cGMP and ISO 13485-2003 conditions.

    These catheters will be coated using the proprietary and internally designed and built catheter coating machines.

    "We are very pleased to have our hydrophilic coating technology as an important component of these exciting and innovative catheters", commented Martin von Dyck, Executive Vice President of Hydromer, Inc., adding, "The Hydromer Coating Services business unit continues to provide solid revenue growth as well as excellent exposure to exciting and novel medical device clients."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.


    CONTACT: Hydromer, Inc.
             Martin C. Dyck, 908-722-5000
             Executive Vice President